Exhibit 10.1

FIRST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

NAUTILUS POPLAR, LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective as of October 14, 2009 by and among NAUTILUS TECHINICAL GROUP, LLC, a Colorado limited liability company (“Nautilus”), WHITE BEAR, LLC, a Montana limited liability company “White Bear”), YEP I, SICAV-FIS, a Luxembourg entity (the “Fund”) and EASTERN RIDER, LLC, a Colorado limited liability company “Eastern”), (each a “Member” and collectively, the “Members”).

RECITALS:

A. The Members formed a limited liability company under the Montana Limited Liability Company Act (the “Act”) known as Nautilus Poplar, LLC (the “Company”) by causing Articles of Organization to be filed with the Montana Secretary of State on December 29, 2006. The Company was formed for the purpose of carrying on certain businesses and activities permitted for limited liability companies by the laws of the State of Montana.

B. White Bear, Nautilus and Eastern executed an Operating Agreement for the Company as of January 1, 2007, as amended by six amendments (“Original Operating Agreement”).

C. Prior to the date of this Agreement, White Bear assigned a portion of its Membership Interest in the Company to the Fund and the Fund was admitted as a Member of the Company.

D. The Members now desire to amend and restate the Original Operating Agreement in the form of this Amended and Restated Operating Agreement to fully set forth their agreements and understandings regarding the Company and to own and operate the Company in accordance with the terms of this Agreement.

IN CONSIDERATION of the foregoing Recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms used in this Agreement shall have the following meanings:

1.1 “Act” means the Montana Limited Liability Company Act, as amended from time to time.

1.2 “Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling fifty percent or more of the outstanding voting interests of such Person; (c) any officer, director, general partner or manager of such Person; or (d) any Person who is an officer, director, general partner, manager, trustee or holder of fifty percent or more of the voting interests of any Person described in clauses (a), (b) or (c).

1.3 “Agreement” means this Amended and Restated Operating Agreement of the Company, as it may be amended from time to time.

1.4 “Approval” of or “Approved by the Members” means except as otherwise specifically set forth herein, the approval of the holders of more than fifty percent of the Membership Interests.

1.5 “Articles of Organization” means the Articles of Organization of the Company, as filed with the Secretary of State of the State of C Montana, as the same may be amended from time to time.

1.6 “Bankruptcy” means any case, proceeding or other action: (a) seeking reorganization or rearrangement (under any Chapter of Title 11 of the United States Code or like provision of any other or succeeding law); (b) where insolvency is determined by court proceedings; (c) concerning any other reorganization, arrangement, adjustment, liquidation, dissolution or composition of a debtor or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; or (d) commenced by the filing of a petition to accomplish any of the foregoing.

1.7 “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions and such Member’s distributive share of income and gain.

(b) From each Member’s Capital Account there shall be debited the amount of cash and the net fair market value of any property distributed to such Member pursuant to any provision of this Agreement and such Member’s distributive share of Losses.

(c) If any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

This definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations in order to give substantial economic effect to all transactions, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitations, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with Treasury Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Interest Owner upon the dissolution of the Company.

1.8 “Capital Contributions” means, with respect to any Member, the amount of money and the initial net fair market value of any property (other than money) contributed or required to be contributed to the Company with respect to the Membership Interests held by such Member. The value of any property other than money that is contributed to the Company shall be agreed upon in writing by the contributing Member and the Manager on behalf of the Company; provided, however, that if the Manager is the contributing Member or an Affiliate of the contributing Member, then the value shall be determined by the holders of more than fifty percent of the Membership Interests of the remaining Members. The Capital Account of the contributing Member will be credited with the amount of the contribution, net of liabilities encumbering the property at the time of the contribution.

1.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.10 “Commencement Date” means the date the Articles of Organization were filed with the Secretary of State of the State of Montana.

1.11 “Company” means Nautilus Poplar, LLC, a limited liability company formed under the Act.

1.12 “Default Interest Rate” means an annual interest rate equal to five percent over the Prime Rate or 18 percent per annum whichever is greater.

1.13 “Economic Interest” means the share of Profits or other compensation by way of income and return of contributions to which an Economic Interest Owner is entitled to receive pursuant to this Agreement and the Act, but shall not include any right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members.

1.14 “Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

1.15 “Entity” means any general or limited partnership, corporation, trust, business trust, limited liability company, joint venture, cooperative, association or any other entity.

1.16 “Interest” means an Economic Interest or a Membership Interest.

1.17 “Interest Owner” means the owner of an Economic Interest or a Membership Interest.

1.18 “Manager” means any Person who is Approved by the Members to manage the business and affairs of the Company on the terms provided in this Agreement and has not ceased to be a Manager pursuant to the terms of this Agreement.

1.19 “Member” means each of the parties who executes a counterpart of this Agreement as a Member and each of the parties who hereafter becomes a Member. If a Person is a Member immediately prior to the purchase or acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such acquired Membership Interest or Economic Interest, as the case may be.

1.20 “Membership Interest” means a Member’s entire interest in the Company, including the Economic Interest of a Member and such other rights and privileges that the Member may enjoy by virtue of being a Member, as granted pursuant to the Articles of Organization, this Agreement or the Act. The Membership Interests of each of the Members shall be stated as a percentage as provided in Section 5.1 of this Agreement.

1.21 “Net Cash Flow” means the gross receipts of the Company, less (i) expenses of earning such receipts, other than depreciation and other non-cash expenses, (ii) capital expenditures, (iii) payments with respect to any Company indebtedness in accordance with established payment schedules and loan agreements, (iv) payment of Company accounts payable or expenses, and (v) any reasonable Reserves established by the Manager.

1.22 “Permitted Businesses” shall have the meaning set forth in Section 2.3 of this Agreement.

1.23 “Person” shall have the meaning assigned to it in the Act, and shall include any natural person and any Entity.

1.24 “Prime Rate” means an annual rate of interest announced as the “prime rate” by the bank at which the Company from time to time maintains its operating account (adjusted as of the first day of each calendar quarter) and if such rate is no longer announced, such other comparable rate as the Manager may reasonably select; provided, however, in no event shall the Prime Rate or any rate of interest to be charged under this Agreement which is based upon the Prime Rate (including, but not limited to, the Default Interest Rate) exceed the maximum rate of interest permitted by law.

1.25 “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), including all items required to be separately stated under Code Section 702(a), and specifically including any tax exempt income or gain and any gain or loss resulting from any revaluation of assets as permitted by the Treasury Regulations, or any gain or loss with respect to property whose book value differs from its adjusted tax basis.

1.26 “Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during such period to Reserves which shall be maintained in amounts deemed sufficient by the Manager for working capital or other costs or expenses incident to the ownership or operation of the Company’s business.

1.27 “Sales” means the sale or other disposition of an asset of the Company (other than in the ordinary course of business).

1.28 “Securities Laws” means all applicable securities laws of the United States or of any State.

1.29 “Sharing Ratio” means (a) with the respect to the Members, the ratio of the percentage Membership Interest held by a Member to the aggregate percentage Membership Interests outstanding held by all of the Members, (b) with respect to the Economic Interest Owners, the ratio of the percentage Economic Interest held by an Economic Interest Owner to the aggregate percentage Economic Interest outstanding held by all of the Economic Interest Owners; and (c) with respect to all Interest Owners, the ratio of the percentage Interest held by an Interest Owner to the aggregate percentage of Interests held by all of the Interest Owners.

1.30 “Substituted Member” means any Person admitted to the Company as a Member in connection with the acquisition of another Member’s Membership Interest pursuant to the terms of this Agreement.

1.31 “Transfer” means any voluntary or involuntary transfer, sale, pledge, hypothecation, encumbrance or other disposition or to voluntarily or involuntarily transfer, sell, pledge, hypothecate, encumber or otherwise dispose of.

1.32 “Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE 2

FORMATION AND ORGANIZATION

2.1 Formation and Name of the Company. The parties hereby ratify and approve the Articles of Organization forming the Company filed with the Montana Secretary of State on the Commencement Date, and agree that the Company shall be organized and operated pursuant to and in accordance with the Articles of Organization, the provisions of this Agreement and the Act.

2.2 Name. The business of the Company shall be operated under the name Nautilus Poplar, LLC, or such other trade name or names as may be selected by the Manager, subject to applicable law.

2.3 Permitted Businesses. The business of the Company shall be:

(a) to acquire, own or operate, and from time to time dispose of, oil gas, or real estate interests of any nature including but not limited to the oil and gas properties described on Schedule B to this Agreement, and to explore for, develop and produce oil or natural gas, and to conduct operations incident thereto;

(b) to form, own and operate one or more limited liability companies or other entities to carry out the businesses of the Company;

(c) to accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the company and its assets;

(d) to exercise all other powers necessary to or reasonably connected with the Company’s businesses which may be legally exercised by limited liability companies under the Act; and

(e) to engage in all activities necessary, customary, convenient or incident to any of the foregoing.

2.4 Principal Place of Business. The principal place of business of the Company shall be located at 700 East 9th Avenue, Second Floor, Denver, CO 80203. The Manager may change the principal place of the Company to any other place upon written notice to the Members.

2.5 Term. The term of the Company commenced on the Commencement Date, and shall continue until terminated as provided in this Agreement or by operation law.

ARTICLE 3

MEMBERS AND CONTRIBUTIONS

3.1 Members. The names and mailing addresses of the Members of the Company are as follows:

Nautilus Technical Group, LLC 700

700 East 9th Avenue, Second Floor

Denver, CO 80203

White Bear, LLC

700 East 9th Avenue, Second Floor

Denver, CO 80203

Eastern Rider, LLC

700 East 9th Avenue, Second Floor

Denver, CO 80203

YEPI, SICAV-FIS

c/o YEP Management Sarl

7 rue Thomas Ediscon

L-1445 Strassen

Grand Duchy of Luxembourg

A Member may change its address for all purposes under this Agreement by giving written notice of such change to the Company and to each of the Manager of the Company.

3.2 Initial Capital Contributions. The Members have made their initial Capital Contributions to the capital of the Company as required by the Original Operating Agreement. The Members Capital Accounts as of the date of this Agreement are set forth on Schedule A of this Agreement.

3.3 Additional Capital. Upon the written request of the Manager and with the Approval of the Members, the Members or the Economic Interest Owners may from time to time be required to collectively make additional contributions of cash, (the “Additional Contributions”). The Members or Economic Interest Owners shall pay the Additional Contributions on a pro rata basis in accordance with their Membership Interests or Economic Interests. The payment of the Additional Contributions amounts by the Members or Economic Interest Owners shall be due 15 business days after the date that the written request is sent by the Manager to the Members or Economic Interest Owners. In the event that a Member or Economic Interest Owner fails to pay its share of an Additional Contribution (the “Defaulting Owner”), another Member or Economic Interest Owner may elect to pay such Defaulting Owner’s share of the Additional Contribution (the “Curing Owner”). If more than one Member of the Company or Economic Interest Owner elects to pay such Defaulting Owner’s share of the Additional Contribution, such parties shall participate therein in proportion to their Membership Interests or Economic Interests. Such Curing Owner or Owners shall be entitled to receive from the Company out of distributions that would otherwise be paid to the Defaulting Owner from the oil or gas, property or properties for which such Additional Contribution is utilized, or if not utilized for a specific oil and gas property or properties, from all distributions by the Company that would otherwise be paid to the Defaulting Owner, an amount equal to three times the amount that the Curing Owners paid on behalf of the Defaulting Owner (the “Compensation Amount”). Once the Compensation Amount has been paid in full to the Curing Owners, the Defaulting Owner shall be entitled to receive distributions and other amounts payable to the Defaulting Owner pursuant to this Agreement.

3.4 Loans by Members. A Member shall be permitted to make loans to the Company for use in the Permitted Businesses upon such terms as agreed to by the Manager and such Member and as approved by a majority in the Membership Interest of the disinterested Members, provided, however, that in the event that all Members are offered the opportunity to make loans to the Company on the same terms, pro rata in accordance with their Membership Interests, the Manager shall be authorized to borrow from the Members upon such terms as the Manager shall, in its discretion, determine from time to time.

3.5 Allocations of Profits and Losses and Tax Items.

(a) Allocations. Except as otherwise provided in this Agreement, for each fiscal year, Profits and Losses of the Company shall be allocated among the Members in proportion to their respective Sharing Ratios.

(b) Definitions and Special Rules. For purposes of this Agreement, allocations of income, gain, loss, deduction or credit (or cost of purchased assets or other amount on which a tax credit is based) of the Company, shall include each component if such item to be allocated, as determined for purposes of the Company’s income tax reports and returns. Notwithstanding any other provision of this Agreement, accounting for the Company’s capital and income, gain, loss, deductions, credits and distributions shall comply with Section 704 of the Code and the Treasury Regulations thereunder. Any Company income, gain, loss, deduction or credit (or cost of purchased assets or other amount on which a tax credit is based), as initially determined and allocated for any year, shall be redetermined and reallocated if necessary to correct any errors, or to reflect the result of any tax audit, or to take account of other pertinent factors.

(c) Contributed Property. For income tax purposes, and not for the purposes of Capital Account maintenance, income, gain, loss and deduction with respect to property contributed to the Company by a Member shall be allocated among the Members as required by Section 704(c) of the Code and Treasury Regulations thereunder.

ARTICLE 4

CAPITAL ACCOUNTS

4.1 Separate Capital Accounts. A separate Capital Account will be maintained for each Member and Economic Interest Owner. Capital Accounts shall be maintained in a manner corresponding to the capital of the Members and Economic Interest Owners as reported by the Company for federal income purposes, and in accordance with the requirements of Treasury Regulation 1.704-1(b)(2)(iv).

4.2 Transfer of Interest. In the event of a permitted sale or exchange of an Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferee Interest in accordance with Section 1.7041 (b)(2)(iv) of the Treasury Regulations.

4.3 Compliance with Code. The manner in which Capital Accounts are to be maintained pursuant to this Agreement is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s accountants the manner in which the Capital Accounts are to be maintained pursuant to this Article should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations, then notwithstanding anything to the contrary contained in this Article, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

4.4 Deficit Balance. Except as otherwise required in the Act (and subject to the terms of this Article), no Member or Economic Interest Owner shall have any liability to restore any portion of a deficit balance in such Member’s or Economic Interest Owners Capital Account.

4.5 Qualified Income Offset. Any Member or Economic Interest Owner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations section 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income including gross income, and gain for such year) in an amount and manner sufficient to eliminate any resulting deficit balance as quickly as possible.

4.6 Non-Recourse Debt. Notwithstanding any other provision of this Agreement, if there is a net decrease in the Company’s minimum gain as defined in Treasury Regulations §1.704-2(d) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in Company minimum gain. This subsection is intended to comply with the minimum gain charge-back requirement of §1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company’s minimum gain, if the minimum gain charge-back requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Members may in their discretion seek to have the Internal Revenue Service waive the minimum gain charge-back requirement in accordance with Treasury Regulation §1.704-2(f)(4).

4.7 Limitation on Return of Capital. Each Member or Economic Interest Owner shall be entitled to recover the amount of such Member’s or Economic Interest Owner’s Capital Account only at the time or times provided for herein and solely from the assets of the Company. The Capital Accounts of the Members or Economic Interest Owners shall not bear interest.

ARTICLE 5

OWNERSHIP AND DISTRIBUTIONS

5.1 Membership Interests. The Membership Interests of the Members are as follows:

Member	Membership (Sharing) Interest
Nautilus	10.0000%
White Bear	58.3086%
Fund Eastern Rider	25.1466 6.5448	% %

	100.0000%

5.2 Distributions in General. Except for distributions made upon liquidation of the Company, the Company shall make distributions to its Members at such times and in such amounts as the Manager shall determine. Distributions shall be made to Members in proportion to their respective Sharing Interests as of the date of the distribution. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member pursuant to this Section. The Manager shall utilize its good faith best efforts each year to make distributions which are not less than the Members’ and Economic Interests Owners’ income tax liabilities with respect to the taxable income of the Company for such year.

5.3 Limitation on Distributions. No Member has any right to demand or receive distributions in any form other than cash. The Manager may, in its discretion, make distributions in cash or in kind, or partially in each, provided that no Member shall be compelled to accept a distribution of any asset in kind to the extent that the percentage of the asset distributed to such Member exceeds the Percentage Interest of such Member.

5.4 Net Cash Flow. In determining whether to make a distribution and the amount of any non-liquidating distribution, the Manager may consider, among other relevant factors, the Company’s Net Cash Flow. The determination of Net Cash Flow shall be made in accordance with the same accounting principles as are used in keeping with the Company’s books and preparing its tax returns.

5.5 Restriction Upon Distributions. No distributions shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, excluding liabilities to Members and Economic Interest Owners on account of their Capital Accounts.

ARTICLE 6

MEMBERS

6.1 Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.

6.2 Company Debt Liability. Except as may be separately agreed, a Member will not be personally liable for any debts or losses of the Company beyond its respective Capital Contributions and any obligation of the Member under this Agreement to make Capital Contributions, except as provided in Section 3.4 herein or as otherwise required by law.

6.3 Company Books. The Manager shall maintain and preserve, during the term of the Company, and for five years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each Member and Economic Interest Owner shall have the right during ordinary business hours, to inspect and copy such Company documents at the expense of the requesting Member and Economic Interest Owner.

6.4 Priority and Return of Capital. Except as may be expressly provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or any distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member may make to the Company.

6.5 Liability of a Member to the Company. A Member who receives any distribution is liable to the Company only to the extent now or hereafter provided by the Act.

ARTICLE 7

MEETINGS

7.1 Annual Meeting. An annual meeting of the Members may be held at such time and date as may be fixed by the Manager. The annual meeting of the Members shall be held for the purpose of electing or reelecting the Manager and for the transaction of such other business as may come before the meeting.

7.2 Failure to Hold Annual Meeting. If any election of the Manager shall not be held on the day designated by the Manager for any annual meeting of the Members or at an adjournment thereof, then upon the call for such an election by any Member, the Manager shall cause the annual meeting or election to be held at a special meeting of the Members as soon thereafter as may be convenient. Failure to hold the annual meeting or election at the designated time shall not work a forfeiture or dissolution of the Company.

7.3 Special Meeting. Special meetings of the Members may be called by the Manager or by Members owning not less than one-tenth of the votes entitled to vote at the meeting.

7.4 Place of Meeting. The Manager may designate any place, either within or outside Colorado, as the place for any annual meeting or for any special meeting of Members. If no designation is made, or if a special meeting shall be called otherwise than by a Manager, the place of meeting shall be the principal place of business of the Company in Colorado.

7.5 Notice of Meeting. Written notice stating the place, day and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or the Members calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered as to any Member when deposited in the United States mail, addressed to the Member at his address as it appears on the membership records of the Company, with postage thereon prepaid, but if three successive letters mailed to the last known address of any Member are returned as undeliverable, no further notices to such Member shall be necessary until another address for such Member is made known to the Company.

7.6 Quorum. The presence in person or by proxy of Members holding collectively more than fifty percent of the Membership Interests entitled to vote shall constitute a quorum of Members at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Membership Interests present at the meeting may adjourn the meeting for a period not to exceed sixty days at anyone adjournment. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

7.7 Number of Votes. Except as may be set forth in the Act, each Member shall be entitled to cast one vote for each of one percent Membership Interest in the Company owned by such Member. Upon the Transfer of an Economic Interest separate and apart from a Membership Interest, all voting rights that were previously appurtenant to such Interest shall terminate.

7.8 Manner of Acting. If a quorum is present, the affirmative vote of Members holding more then fifty percent of the Membership Interests shall be the Approval of the Members, unless the vote of a greater or lesser proportion, number or voting per capita or by classes is required by the Act.

7.9 Consultation. Any Member which alone or together with its Affiliates holds more than fifty percent of the Membership Interests shall make a reasonable effort to consult with the other Members prior to approving any action which has a material effect on the Company and its businesses.

7.10 Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or the Member’s duly authorized attorney-in-fact. Such proxy shall be filed with any Manager before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.11 Informal Action by Members. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents, setting forth the action so taken, signed by Members holding an aggregate amount of Membership Interests sufficient to have approved such action at a meeting of Members. Such consent shall have the same force and effect as a vote of the Members, and may be stated as such in any document. Action taken under this Section shall be effective when all Members have signed the consent, unless the consent specifies a different effective date.

7.12 Waiver of Notice. When any notice is required to be given to any Member, waiver thereof in writing signed by the party entitled to such notice, whether before, at or after the time of the meeting stated in the notice, shall be equivalent to the giving of such notice.

7.13 Voting by Entities and Successors.

(a) Corporations. Membership Interests standing in the name of a corporation may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or in the absence of such provision, as the board of directors of such corporation may determine.

(b) Trusts. Membership Interests owned in the name of a trust may be voted by any trustee of the trust, and Membership Interests in the name of a trustee may be voted by such trustee or any successor.

(c) Limited Liability Companies and Partnerships. Membership Interests standing in the name of a limited liability company or a partnership may be voted by such manager or general partner, respectively, or agent as the operating agreement or partnership agreement may prescribe, or in the absence of such provision, as the Manager or partners, as the case may be determine.

(d) Joint Members. Membership Interests held jointly by more than one Person, whether held as joint tenants, tenants in common or otherwise shall be voted by anyone of the joint Members and, if there is a disagreement between the joint Members, according to such instructions as previously given to the Company, provided such instructions are in writing and signed by all of the joint Members. Absent such instructions, in the event of a disagreement, the joint Members will vote the jointly held Membership Interests proportionately.

(e) Successors. Except as provided in paragraph (c) above, no successor to any Member’s Membership Interest, and no receiver or pledge or person holding a security interest in or lien on a Membership Interest shall have any right or standing to vote such interests, unless admitted as a Member of the Company.

ARTICLE 8

MANAGER

8.1 General Powers. The business and affairs of the Company shall be managed by its Manager. Subject only to the limitations provided in the Act, the Company’s Articles of Organization or this Agreement, and subject to the right of the holders of more than fifty percent of the Membership Interests to disapprove any act, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. If there is more than one Manager, the Managers shall act by a majority of the Managers then serving.

8.2 Authority of Manager. Without limiting the generality of Section 8.1, the Manager shall have power and authority, on behalf of the Company.

(a) To purchase liability and other insurance to protect the Company’s property and business;

(b) To hold and own any real and personal properties of the Company only in the name of the Company;

(c) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(d) With the Approval of the Members, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound that is not subject to and by payment of the proceeds of such transaction; provided, however, that the Approval of the Members shall not be required with respect to any sale or disposition of an immaterial portion of the Company’s assets in the ordinary course of the Company’s business;

(e) To execute on behalf of the Company all instruments and documents, including without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies, and any other instruments or documents necessary or convenient, in the opinion of the Manager, to the business of the Company;

(f) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(g) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve;

(h) To file an election under Section 754 of the Code to apply the provisions of Sections 734(b) and 743(b) of the Code with respect to the adjustment of the Members’ basis; and

(i) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

8.3 Restrictions on Authority of the Manager. No Manager shall have the authority to, and each Manager covenants and agrees that it shall not take or do any of the following acts without the Approval of the Members:

(a) Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in this Agreement;

(b) Obligate the Company to acquire any interest in any oil and gas properties or any other real estate;

(c) Borrow money for the Company from banks, other lending institutions, the Manager, Members, or Affiliates of the Manager or Members or in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums; no debt shall be contracted or liability incurred by or on behalf of the Company except by the Manager, or to the extent permitted under the Act by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Manager;

(d) Knowingly do any act in contravention of this Agreement;

(e) Without the Approval of the Members, knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(f) Confess a judgment against the Company in an amount in excess of $2,500.00;

(g) Possess property, or assign rights in specific property, for other than a Company purpose;

(h) Without the Approval of the Members, knowingly perform any act that would cause the Company to conduct business in a state which has neither enacted legislation which permits limited liability companies to organize in such state nor permits the Company to register to do business in such state as a foreign limited liability company;

(i) Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company;

(j) Cause the Company to acquire any equity or debt securities of any Member or any of its Affiliates, or otherwise make loans to any Member or any of its Affiliates;

(k) Cause the Company to admit any additional Members other than pursuant to the terms of this Agreement;

(l) Cause the Company to incur any liabilities in any transaction in excess of $100,000.00;

(m) Cause the Company to make any capital expenditure in any single transaction in excess of $100,000.00; or

(n) Sell or otherwise dispose of all or substantially all of the Company’s assets other than immaterial assets in the ordinary course of the Company’s business, except for a liquidating sale in connection with the dissolution of the Company.

8.4 Appointments of Agents. Unless authorized to do so by this Agreement or by the Manager, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to tender it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company in its capacity as a Member unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

8.5 Number and Qualifications. Each Manager shall hold office until the next annual meeting of Members, and thereafter until such Manager’s successor shall have been elected and qualified. Notwithstanding anything to the contrary set forth in this Agreement, by the Approval of the Members, preceded by consultation as set forth in Section 7.9 above, any Manager may at any time be removed as such and its successor elected.

8.6 Performance of Duties. The Manager shall perform its duties as a Manager in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Manager shall devote such time, knowledge and skill to the business of the Company as the Manager deems reasonably necessary to conduct the business of the Company.

8.7 Reliance on Advisors. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by the following persons and group:

(a) One or more employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented;

(b) Any attorney, public accountant, or other person as to matters which the Manager reasonably believes to be within such person’s professional or expert competence;

Notwithstanding the foregoing, a Manager shall not be considered to be acting in good faith if such Manager has knowledge concerning the matter in question that would cause such reliance to be unwarranted.

8.8 Vacancies. Any Manager vacancies occurring shall be filled by the Approval of the Members.

8.9 Removal of Managers. At a meeting expressly called for that purpose, any Manager may be removed, with or without cause, by the Approval of the Members. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a termination as a Member.

8.10 Compensation. No Manager or Member shall be paid any compensation by the Company except pursuant to a written agreement between such party and the Company, which agreement is approved by Members.

8.11 Overhead. Nautilus shall be reimbursed for its general overhead costs in acting as the Manager pursuant to the budget therefor set forth on Schedule B to this Agreement.

8.12 Liability and Indemnification of Manager. The management, conduct and operation of the Company’s business shall be at the expense and risk of the Company and not at the expense or risk of any Manager. No Manager shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act (even if such action or failure to act constitute simple negligence) on behalf of the Company within the scope of the authority conferred on the Manager by this Agreement or by law, unless such act or omission was performed or omitted fraudulently, in bad faith or constituted gross negligence. The Manager shall be entitled to indemnification by the Company from liabilities for damages to the maximum extent permitted under the Act.

ARTICLE 9

ADMINISTRATION

9.1 Business Opportunity. Within the area of mutual interest described on Schedule B hereto (the “Area of Mutual Interest”), no Manager, Member or Economic Interest Owner shall be free or have the right to engage in and receive the benefit of any and all other oil and gas and related business ventures of any sort whatsoever, whether or not competitive with the business of the Company, without obtaining the consent of the disinterested Members holding more than fifty percent of the Membership Interests in the Company of such disinterested Members. Upon the Approval of the Members, the Area of Mutual Interest may be expanded, reduced or otherwise altered. Outside of the Area of Mutual Interest, each Manager, Member or Economic Interest Owner shall have the free and unrestricted right to engage in and receive the full benefit of any and all other business ventures of any sort whatsoever, whether or not competitive with the business of the Company, without consulting the others or inviting the Company or other Members to participate therein. Outside of the Area of Mutual Interest, (i) the Members acknowledge that each Member and Manager at this time and from time to time hereafter is engaged on a continuous basis in other business enterprises, both similar and dissimilar to those undertaken by the Company and (ii) The legal doctrine of “business opportunity,” sometimes applied to persons occupying a partnership, joint venture or other fiduciary status, so as to prevent such persons from engaging in or enjoying the benefits of competing ventures within the general scope of the business carried on by such fiduciary for another, shall not be applied in the case of any activity, venture or business enterprise of any Manager, Member or Economic Interest Owner of the Company.

9.2 Bank Accounts. The Manager shall have the right to establish Company bank accounts on such signature or signatures as it deems to be in the best interests of the Company. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such depositories as the Manager may select.

9.3 Accounting Period. The Company’s accounting period shall be the calendar year.

9.4 Records and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. The Company shall keep at .its principal place of business such records as required pursuant to the Act together with all other business records of the Company.

9.5 Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the United States, state and local tax laws, and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns or pertinent information therefrom shall be furnished to the Members within a reasonable time after the end of the Company’s fiscal year. All elections permitted to be made by the Company under any federal state or local tax laws shall be made by the Manager as it shall deem to be in the best interests of the Company, provided that the Manager shall in all events make any tax election which has been approved by the Members.

9.6 Tax Matters Member. If required under the Code, Nautilus shall be the ‘tax matters partner” of the Company, as defined in the Code, and shall be indemnified and held harmless by the Company for acting in such capacity to the maximum extent permitted under the Act.

ARTICLE 10

TRANSFER OF MEMBERSHIP INTERESTS

10.1 Prohibition Against Transfer. No Transfer of all or any portion of a Membership Interest in the Company, whether by sale, gift, bequest, legacy, devise, descent, assignment or otherwise, including Transfers by operation of law and Transfers by reason of levy, sequestration, foreclosure, execution, bankruptcy or otherwise, and whether made voluntarily, shall be valid or effective unless made in accordance with the provisions of this Agreement. Notwithstanding any provision of this Article 10, any Member may transfer all or a portion of its Membership Interest to a parent or wholly-owned subsidiary without the consent of any Member, free from the terms and conditions of this Article 10 and any such transferee shall be admitted as a Member of the Company (“Permitted Affiliate Transfer”).

10.2 Transfers to Non-Members. No Member may Transfer any part of such Member’s interest in the Company to a person or entity that is not a Member immediately prior to the Transfer and have the transferee admitted as a substituted Member in respect of such interest without the prior approval of the disinterested Members holding more than fifty percent of the Membership Interests held by such Members. No additional Member shall be admitted to the Company except with the prior approval of the Members.

10.3 Conditions to Transfers. All Transfers of Membership Interests must comply with all the following terms and conditions (the “Transfer Conditions”):

(a) except in the case of a Transfer resulting from an Involuntary Transfer (as such term is hereinafter defined in Section 13.1), upon the request of the Company, the transferor, at transferor’s expense, shall furnish to the Company and opinion of counsel, which counsel and opinion shall be satisfactory to the Company, that the Transfer will not cause the Company to terminate for federal income tax purposes pursuant to Section 708 of the Code;

(b) the transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number and sufficient information to determine the transferee’s initial tax basis in the Membership Interest transferred;

(c) the transferor and the transferee comply with the terms of this Agreement relating to Securities Laws; and

(d) except in the case of a Transfer of a Membership Interest resulting from an Involuntary Transfer (as such term is hereinafter defined in Section 13.1) either: (i) such Membership Interest shall be registered under any applicable Securities Laws; or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Company, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

In no event shall all or any part of an Interest in the Company be transferred to a minor or an incompetent. Notwithstanding the satisfaction of the Transfer Conditions, a transferee shall not be admitted as a Substituted Member unless all of the conditions to such admission as set forth in this Agreement are also satisfied.

10.4 Prohibited Transfers. Any purported Transfer of Membership Interest that is in contravention of any of the provisions of this Agreement or does not satisfy all of the Transfer Conditions shall be null and void and of no effect whatever; provided, however, that, if the Company is required to recognize a Transfer that does not comply with the Transfer Conditions or if the Company in its sole discretion elects to recognize a Transfer that does not comply with the Transfer Conditions, the transferee shall be an Economic Interest Owner and not a Member. The parties engaging or attempting to engage in a Transfer or attempted Transfer of an Interest that does not comply with this Agreement, including, but not limited to, the Transfer Conditions, shall indemnify and hold harmless the Company and the other Members from all cost, liability, and damage, that any of such parties may incur (including, without limitation, incremental tax liability and reasonable attorney fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.5 Admission of Transferees as Members. Subject to the other provisions of this Article, a transferee of a Membership Interest may be admitted to the Company as a Substituted Member only upon satisfaction of all of the following conditions:

(a) Members holding more than fifty percent of the Membership Interests in the Company held by the disinterested Members approve to such admission;

(b) The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Transfer which satisfied the Transfer Conditions;

(c) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Manager may reasonably request as necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions of this Agreement; and

(d) The transferee pays or reimburses the Company for all legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member.

Upon the admission of the Substituted Member, the records of the Company shall be amended to reflect the name and address of such Substituted Member and to eliminate the name and address of the transferor Member.

10.6 Complete Assignment by Member. Any Member who shall assign all its Interest in the Company shall cease to be a Member of the Company, and shall no longer have any rights or privileges of a Member; provided that, unless and until the transferee of such Member is admitted to the Company as a Substituted Member in accordance with this Agreement, the assigning Member (a) shall retain the statutory rights and be subject to the statutory obligations of a transferring Member under the Act, and (b) shall continue to be liable for all of his obligations hereunder, including the obligation to make contributions to the Company which were required under this Agreement as of the date of the Transfer.

10.7 Distributions and Allocations. If any Interest is Transferred during any accounting period in compliance with the provisions of this Agreement, Profits, Losses and each item thereof, and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period, using any conventions permitted by law and selected by the Manager. All distributions on a before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Neither the Company nor the Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, whether or not the Manager, Member or the Company has knowledge of any Transfer of ownership or any interest.

10.8 Representations. Each Member now or hereafter acquiring a Membership Interest hereby covenants and agrees with the Company for the benefit of the Company and all Members that (a) he is not currently making a market in Membership Interests and will not in the future make a market in Membership Interests; and (b) he will not Transfer any Membership Interest on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder). Each Member further agrees that he will not Transfer any Membership Interest to any Person unless such Person agrees in writing to be bound by this Section and to Transfer such Membership Interest only to Parties who agree in writing to be similarly bound.

10.9 Transfer by White Bear and the Fund. The Company and each Member hereby consents to (i) the Transfer by White Bear and the Fund to Magellan Petroleum Corporation or its Affiliate (“MPC”) of up to all of the Membership Interest held by White Bear and the Fund and (ii) the admission of MPC as a Member of the Company. Further, and without limitation of the foregoing, the Member and the Company irrevocably waive any right of first refusal under this Agreement with respect to the transfer of any Membership Interest by the fund or White Bear to MPC.

ARTICLE 11

RIGHT OF FIRST REFUSAL

11.1 Third Party Offer. Except as provided in the last sentence of Section 10.1, a Member (the “Selling Member”) may transfer all or any portion of his Membership Interest to a third party only if (a) the Transfer is pursuant to a bona fide written offer to purchase (“Third Party Offer”) from a third party, (b) the purchase price is to be paid in all cash or part cash and the remainder by a promissory note secured by the applicable Economic Interest, and (c) such portion of the Selling Member’s Membership Interest is first offered to the Company and the other Members on the terms and conditions set forth in this Article.

11.2 Offer to the Company. If the Selling Member desires to accept such a Third Party Offer, the Selling Member shall first make a written offer (the “Offer”) to sell its Membership Interest to the Company on the same terms and conditions on which the Selling Member proposes to Transfer its Membership Interest, which Offer shall be accompanied by a copy of the Third Party Offer, which will state the name of the proposed transferee (the “Transferee”) and all of the terms and conditions of the proposed Transfer, including the price stated in dollars, to be paid by the Transferee and the manner of payment.

11.3 Option to Purchase. The Company shall have the right for a period of thirty days after receipt of the Offer to elect to purchase all, but not less than all, of the Membership Interest so offered by the Selling Member by giving written notice of this election to the Selling Member. In order for the Company to elect to purchase the Selling Member’s Membership Interest, disinterested Members holding more then fifty percent of the Membership Interests of such disinterested Members must approve the purchase. In such event, the purchase shall be closed and payment made on the same terms and conditions as set forth in the Offer. If the Company declines to purchase the Selling Member’s Membership Interest, the Selling Member shall be obligated to make the same Offer to the remaining Members in accordance with the terms and provisions of Section 11.2 of this Agreement. The remaining Members shall have the right for a period of thirty days after receipt of the Offer to elect to purchase all, but not less than all, of the Membership Interests so offered by the Selling Member by giving written notice of such election to the Selling Member. In such event, the purchase shall be closed and payment made on the same terms and conditions as set forth in the Offer. Unless otherwise agreed, if more than one remaining Member elects to purchase, the remaining Members so electing shall purchase the Selling Member’s Membership Interest in proportion to their respective Sharing Ratios.

11.4 Right to Sell. If the Company and the remaining Members do not elect to purchase all of the Selling Member’s Membership Interest offered, then they shall be deemed to have elected to purchase none of the Membership Interest, and the Selling Member may Transfer its Membership Interest to the Transferee on the same terms and conditions as set forth in the Third Party Offer (except for immaterial changes to the Offer which are no more favorable to the Transferee than the terms set forth in the Offer). Any Transfer made to a Transferee shall not be effective unless it also compiles with all of the other terms of this Agreement relating to the Transfer of Membership Interests, and the Transferee shall not become a Substituted Member unless so admitted pursuant to the terms of this Agreement. If the Transfer to the Transferee is not made within sixty days after the remaining Members’ right to purchase has terminated, and the Selling Member desires to Transfer its Membership Interest, such Transfer shall be made only after again complying with the terms of this Article.

11.5 Permitted Affiliate Transfer. Any Permitted Affiliate Transfer shall not be subject to the terms of this Article 11.

ARTICLE 12

TRANSFERS OF ECONOMIC INTEREST

12.1 Restriction on Transfers -Generally. Economic Interest Owners shall be subject to the same restrictions and conditions with respect to the Transfer of the Economic Interests as are applicable to Members intending to Transfer Membership Interests. All Transfers of Economic Interests must comply with all of the Transfer Conditions, and any purported Transfer of an Economic Interest that is in contravention of any of the provision of this Agreement or does not satisfy all of the Transfer Conditions shall be null and void and of no effect whatsoever.

12.2 Third Party Offer. An Economic Interest Owner (the “Selling Owner”) may Transfer all or any portion of his Economic Interest to a third party only if: (a) the transfer is pursuant to a bon fide written offer to purchase (“Bona Fide Offer”) from a third party, (b) the purchase price is to be paid in all cash or part cash and the remainder by a promissory note secured by the applicable Economic Interest, and (c) such portion of the Selling Owner’s Economic Interest is first offered to the Company and the other Members on the terms and conditions set forth in this Article.

12.3 Offer to the Company. If the Selling Owner desires to accept such a Bona Fide Offer, the Selling Owner shall first make a written offer (the “Written Offer”) to sell its Economic Interest to the Company on the same terms and conditions on which the Selling Owner proposes to Transfer its Economic Interest, which Written Offer shall be accompanied by a copy of the Bona Fide Offer which will state the name of the proposed transferee (the “Economic Interest Transferee”) and all of the terms and conditions of the proposed Transfer, including the price, stated in dollars to be paid by the Economic Interest Transferee and the manner of payment.

12.4 Option to Purchase. The Company shall have the right for a period of thirty days after receipt of the Written Offer to elect to purchase all, but not less than all, of the Economic Interest so offered by the Selling Owner by giving written notice of this election to the Selling Owner. In order for the Company to elect to purchase the Selling Member’s Economic Interest, disinterested Members holding more then fifty percent of the Membership Interests of such disinterested Members taken as a whole must consent to the purchase. In such event, the purchase shall be closed and payment made on the same terms and conditions as set forth in the Written Offer. If the Company declines to purchase the Selling Member’s Economic Interest, the Selling Owner shall be obligated to make the same Offer to the remaining Members in accordance with the terms and provisions of Section 12.3 of this Agreement. The remaining Members shall have the right for a period of thirty days after receipt of the Offer to elect to purchase all, but not less than all, of the Economic Interests so offered by the Selling Owner by giving written notice of this election to the Selling Owner. In such event, the purchase shall be closed and payment made on the same terms and conditions as set forth in the Written Offer. Unless otherwise agreed, if more than on Member elects to purchase, the Members so electing shall purchase the Economic Interest so offered in proportion to their respective Sharing Ratios.

12.5 Right to Sell. If the Company and the remaining Members do not elect to purchase all of the Selling Owner’s Economic Interest, then they shall be deemed to have elected to purchase none of the Economic Interest, and the Selling Owner may Transfer its Economic Interest to the Economic Interest Transferee on the same terms and conditions as set forth in the Third Party Offer (except for immaterial changes to the Offer which are no more favorable to the Transferee than the terms set forth in the Offer). Any Transfer made to an Economic Interest Transferee shall not be effective unless it also complies with all the other terms of this Agreement relating to the Transfer of Economic Interests. If the Transfer to the Economic Interest Transferee is not made within sixty days after the remaining Members’ right to purchase has terminated, and the Selling Owner desires to Transfer its Economic Interest, such Economic Transfer shall be made only after again complying with the terms of this Article.

ARTICLE 13

DEATH, DISSOLUTION OR BANKRUPTCY

13.1 Involuntary Transfer Event. Upon the death, legal incapacity, bankruptcy, dissolution of marriage or dissolution of a Member (the “Transferring Member”) which results in any of the interest of the Transferring Member being Transferred (hereinafter referred to as an “Involuntary Transfer”), the legal representatives or other successor to such Transferring Member shall have the same status as an assignee of the Member who is not a Member unless and until the Members shall permit such legal representative or other successor to become a Substituted Member on the same terms and conditions as herein provided for assignees generally. The date an Involuntary Transfer occurs is referred to herein as the “Transfer Date.” A natural person shall be deemed to be incapacitated if it is judicially determined that the Person is under a legal disability by reason of incapacity, insanity or incompetence. The occurrence of an involuntary Transfer relating to a Member shall not dissolve the Company. The dissolution of the marriage of a Member will be an Involuntary Transfer only if the former spouse of the Member is awarded or otherwise obtains any Interest in the Company.

13.2 Mandatory Sale. Upon the occurrence of an Involuntary Transfer relating to any Transferring Member, or upon the termination of a party’s status as the Manager, the Company and then the other Members (the “Remaining Members”) shall have the option, but not the obligation, to purchase all or any portion of the Interest of the Transferring Member or the Manager on the terms and conditions set forth in this Article. The term Transferring Member shall include the legal representative of the estate of a deceased Member and any other successor to a Transferring Member. If the Company declines to purchase all or a portion of the Transferring Member’s or Manager’s Interest, the Remaining Members shall have the right for a period of thirty days from the date of the Company’s election not to purchase to elect to purchase all or such portion of the Interest of the Transferring Member or the Manager by giving written notice of such election to the Transferring Member or the Manager. Unless otherwise agreed, if more than one Remaining Member elects to purchase, the Remaining Members so electing shall purchase the Transferring Member’s or the Manager’s Interest in proportion to their respective Sharing Ratios.

13.3 Purchase Price. The purchase price for the Interest of the Transferring Member or the Manager (the “Purchase Price”) shall be equal to the fair market value of the Company’s assets owned by, and attributable to, the Membership Interest of the Transferring Member or the Manager as of the end of the fiscal quarter of the Company immediately preceding the Transfer Date. The fair market value of the Company’s assets shall be determined in accordance with the following procedures: (i) proved developed producing oil and gas reserves shall be valued by an independent engineering firm selected by the Manager using the PV-10 methodology (future net revenues discounted to present value using a ten percent interest rate); (ii) proved undeveloped and proved developed non-producing oil and gas reserves shall be valued by the same independent engineering firm using the same methodology with the result thereon being then reduced by fifty percent; (iii) probable reserves shall not be assigned any value; and (iv) the remainder of the Company’s assets, less liabilities, shall be valued at their respective book values. In determining the Purchase Price to be paid to the Transferring Member or the Manager the parties shall then apply to the foregoing amounts the Transferring Member’s or the Manager’s Sharing Ratio.

13.4 Payment of Purchase Price. The Purchase Price of the Member’s or the Manager’s Membership Interest under this Article XIII shall be paid, commencing thirty days following the determination of the Purchase Price, in equal quarterly installments of principal and interest (using the Prime Rate determined at the time of purchase) over a period of five years.

13.5 Actions at Closing. At the closing of the purchase and sale of the Transferring Member’s or the Manager’s Interest which shall occur thirty days after the determination of the Purchase Price, (a) the Transferring Member or the Manager shall execute an assignment of such interest free and clear of all items and encumbrances, and (b) the Company or the Remaining Members, as applicable, shall execute a note payable to the Transferring Member or the Manager evidencing the obligation to pay the Purchase Price. The obligation to pay the Purchase Price shall be secured by a security interest granted in the purchased Membership Interest. The parties shall execute a security agreement and financing statement and take such other actions as may be necessary to perfect such security interest.

13.6 Company Decisions. All decisions on behalf of the Company under this Article shall be made by the holders of more than fifty percent of the Membership Interests held by the disinterested Members.

ARTICLE 14

COMPLIANCE WITH SECURITIES LAWS

14.1 No Registration. Each Interest Owner understands that the Interests evidenced by this Agreement have not been registered under the Securities Laws because the Company is issuing these Interests in reliance upon exemption from the registration requirements of the Securities Laws providing for issuance of securities not involving a public offering: the Company has relied upon the fact that the Interests are to be held by each Member and Economic Interest Owner for investment; and exemption from Securities Laws would not be available if the Interests were acquired by an Interest Owner with a view to distribution.

14.2 Investment Representation. Each Interest Owner hereby confirms to the Company that such Interest owner is acquiring the Interest for such own Interest Owner’s account, for investment and not with a view to the resale or distribution thereof. Each Interest Owner agrees not to transfer, sell or offer for sale any portion of the Membership Interest or Economic Interest unless there is an effective registration or other qualification relating thereto under all applicable Securities Laws, or unless the Interest Owner delivers to the Company a legal opinion from a law firm, and in a form, reasonably acceptable to the Company stating that such registration or other qualification under the securities Laws is not required in connection with such transfer, offer or sale. Each Interest Owner understands that the Company is under no obligation to register the Interests or to assist such Interest Owner or any transferee in complying with any exemption from registration under Securities Laws if such Interest Owner should, at a later date, wish to dispose of the Membership Interest or any Economic Interest. Each Interest Owner acknowledges that the membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144 of the U.S. Securities and Exchange Commission unless such Interest Owner is not an “affiliate” of the Company and the Membership Interest or Economic Interest has been beneficially owned and paid for by such Interest Owner for at least three years.

14.3 Right to Review. Prior to acquiring an Interest in the Company, each Interest Owner shall confirm that it has made an investigation of the Company and its business and that there has been made available to it all information with respect to the Company and its business which such Interest Owner needed to make an informed decision to acquire the Interest and that it considers itself to be a Person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Interest Owner’s investment in the Interest.

14.4 Confirmation. By executing this Agreement, each of the original Members confirms its understanding and agreement as to the terms of this Article with respect to its Membership Interest. By agreeing to be bound by this Agreement, any Person acquiring any Interest in the Company shall be deemed to have confirmed it understanding and agreement to be bound by all of the terms of this Article with respect to the Interest being acquired.

ARTICLE 15

RESIGNATION, CONTINUATION AND DISSOLUTION

15.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) The Approval of the Members; or

(b) The sale of all of the assets of the Company with the Approval of the Members, provided that if the Company receives any deferred or non-cash consideration in conjunction with such sale, the Company shall not be dissolved until the Manager determines that the continued existence of the Company is no longer necessary to collect or hold such deferred non-cash consideration.

15.2 Dissolution. Upon the dissolution of the Company, the Members shall proceed to. wind up the Company’s affairs within a reasonable time and shall file a statement of intent to dissolve and articles of dissolution as required by the Act. All the provisions of this Agreement shall continue to apply throughout the dissolution process. Nothing herein is intended to limit the rights or remedies of the Company or other Members against any Member wrongfully dissolving or attempting to dissolve the Company.

15.3 Winding Up and Distribution of Assets. Upon dissolution, the Company shall make an accounting of the accounts of the Company and the Company’s assets, liabilities and operations through the date of dissolution, and the Manager shall immediately proceed to wind up the affairs of the Company. If deemed necessary by Members holding more than fifty percent of the Membership Interests, the accounting will be undertaken by the Company’s independent accountants. Throughout the dissolution process, all of the provisions of this Agreement shall continue to apply, except as limited by the Act. If the Company is dissolved and its affairs are to be wound up, the Manager shall sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind), allocate any Profit or Loss resulting from such sales to the Capital Accounts of the Members and Economic Interest Owners, as provided in this Agreement, and distribute the remaining assets of the Company in the following priority:

(a) First, to creditors, including Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members and Economic Interest Owners for distributions;

(b) Second, establish such Reserves as may be necessary to provide for liabilities or contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such Reserve shall be deemed to be an expense of the Company); and

(c) Third, to the Members and Economic Interest Owners of the Company, first to the payments of any positive balances in their respective Capital Accounts, and any remaining amount, to the Members and Economic Interest Owners in proportion to their Sharing Interests.

The Company may offset damages for breach of this Agreement by a Member or Economic Interest Owner against the amount otherwise distributable to such Member or Economic Interest Owner. Any distributions to the Members or Economic Interest Owners in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(B)(2)(ii)(b)(2) of the Treasury Regulations. During the winding up, liquidation and distribution of the assets, the Manager shall at all times comply with the requirements of any applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

15.4 Articles of Dissolution. When all the debts, liabilities and obligations of the Company have been paid or discharged or adequate provisions have been made therefore, and all the remaining property and assets have been distributed to the Members and Economic Interest Owners as applicable, the Company shall be deemed terminated and articles of dissolution shall be executed and filed with the Montana Secretary of State in accordance with the Act.

15.5 Certificate of Dissolution. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purposes of suits, other proceedings and appropriate action as provided in the Act. The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company as provided in the Act.

ARTICLE 16

ECONOMIC INTEREST OWNERS

16.1 Creation. An Economic Interest Owner is an Interest Owner who acquires his Interest in the Company through a Transfer whereby: (a) a Member transfers all or part of such Member’s Interest in the Company and there is not an Approval of the Members for the transfer and the admission of the transferee as a Substituted Member; (b) the Company is required to recognize a Transfer that does not comply with the Transfer Conditions; (c) the Company, in its sole discretion, elects to recognize a Transfer that does not comply with the Transfer Conditions; (d) the Transfer is the Transfer of an Economic Interest; or (e) any other Transfer creates an Economic Interest as provided in this Agreement. Upon the Transfer of an Economic Interest separate and apart from a Membership Interest, all voting rights that were previously appurtenant to such Interest shall terminate.

16.2 Rights of Economic Interest Owner. An Economic Interest Owner shall be entitled only to receive the share of Profits or other compensation by way of income and the return of contributions to which the transferor Member under which the Economic Interest was created would otherwise have been entitled with respect to the interest transferred, and an Economic Interest Owner shall be allocated the share of Company income, gain, loss, deduction and credit that would otherwise be allocated to the transferor Member with respect to such interest. An Economic Interest Owner shall periodically receive reasonable amounts of information on the affairs of the Company; shall not be entitled to vote on Company matters; and shall not have any of the other rights of a Member under the Act or this Agreement.

16.3 Distributions. If there are any Economic Interest Owners in the Company, any provision of this Agreement for distributions to Members shall be deemed to mean distributions to Interest Owners in proportion to their respective Sharing Ratios.

16.4 Relation to Membership Interest. Each Economic Interest shall relate back to the original Membership Interest from which it was created for purposes of determining the rights and obligations of the Economic Interest Owner including, but not limited to: (a) liability to the Company for the return of the Capital Contribution of such Membership Interest as may be required under this Agreement; and (b) the right of the Company to satisfy the debts, obligations or liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company including, but not limited to, the right to satisfy same through any allocations and distributions that would otherwise be made with respect to the Membership Interest.

16.5 Liability to the Company. An Economic Interest Owner who rightfully receives the return in whole or in part of a Capital Contribution, as defined in the Act, may be liable to the Company for the return of the contribution, but only to the extent now or hereafter provided by the Act.

ARTICLE 17

MISCELLANEOUS

17.1 Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement, shall be resolved by binding arbitration administered by the Judicial Arbiter Group (“JAG”) and, except as expressly provided in this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the JAG, as such rules may be amended from time to time (the “Rules”). The hearing locale shall be Denver, Colorado. The arbitrator or arbitrators ( the “Arbitrators”) shall be selected according to the Rules. The Arbitrators’ decision (the “Decision”) shall be binding, and the prevailing party may enforce the Decision in any court of competent jurisdiction. The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to providing such documents and making available such of their personnel as the Arbitrators may request, so that the Decision may be reached timely. The authority of the Arbitrators shall be limited to deciding liability for, and the proper amount of, a claim, and the Arbitrators shall have no authority to award punitive damages. The Arbitrators shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Agreement and are necessary to resolve the arbitrated dispute within the time periods specified in this Agreement. Notwithstanding the above, the Arbitrators shall award reasonable attorney fees and costs to the prevailing party. The Arbitrators shall render a Decision within thirty days after being appointed to serve as Arbitrator, unless the parties otherwise agree in writing or the Arbitrators make a finding that a party has carried the burden of showing good cause for a longer period, such as need to obtain necessary documentation and other reasonable discovery.

17.2 Modification. No modification or amendment to this Agreement shall be effective unless such modification or amendment shall be in writing and signed by all of the Members.

17.3 Benefit. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon, and inure to the benefit of, the Members and Economic Interest Owners (if any), and their respective heirs, permitted assigns, executors, administrators, and successors.

17.4 Applicable Law. This Agreement shall be deemed to be made under, and shall be construed in accordance with, the laws of the State of Montana.

17.5 Waiver of Partition. Each of the Members hereby waives any right he may have to partition any property now held or hereafter acquired by the Members.

17.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

17.7 Time of the Essence. Time is of the essence under this Agreement.

17.8 Severability. Should any of the provisions of this Agreement to any extent be held to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect to the full extent possible.

17.9 Entire Agreement. This Agreement embodies the entire understanding and agreement among the parties relative to the matters contained herein, and supersedes all prior negotiations, understandings or agreements in regard thereto, whether written or oral.

17.10 Waiver. No provision of this Agreement may be waived, except by an agreement in writing signed by all of the parties hereto. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

17.11 Headings. The subject headings used in this Agreement are included for purposes of reference only, and shall not affect the construction or interpretation of any of its provisions.

17.12 Notices. All notices required or permitted by this Agreement shall be in writing and shall be given by personal delivery or sent to the address of the party set forth in this Agreement by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight courier, prepaid, receipt acknowledge. Notices shall be deemed received on the earlier of the date of actual receipt or, in the case of notice by mail or overnight courier, the date of receipt marked on the acknowledgement of receipt, rejection or refusal to accept or the inability to deliver because of change of address of which no notice was given shall be deemed to be received as of the date such notice was deposited in the mail or delivered to the courier. Any party may change its address to which notices should be sent to it by giving the Company and the Members written notice of the new address in the manner set forth in this paragraph.

17.13 Construction. Throughout this Agreement, the singular shall include the plural, the plural shall include the singular, and all genders shall be deemed to include other genders, wherever the context so requires.

17.14 Further Acts. Upon reasonable request from a party hereto, from time to time, each party shall execute and deliver such additional documents and instruments and take such other actions as may be reasonably necessary to give effect to the intents and purposes of this Agreement

17.15 Attorneys’ Fees. In the event of any litigation or arbitration proceedings between the parties hereto concerning the subject matter of this Agreement, the prevailing party in such litigation or proceeding shall be awarded, in addition to the amount of any judgment or other award entered therein, the costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in the litigation or proceeding.

17.16 Authority. Each of the parties hereto represents to the other that such party has full power and authority to execute, deliver and perform this Agreement, and that the individuals executing this Agreement on behalf of the fully empowered and authorized to do so.

17.17 No Beneficiaries. No third parties (including but not limited to creditors of Members and Economic Interest Owners) are intended to benefit by the covenants, agreements, representations, warranties or any other terms or conditions of this Agreement.

17.18 References to Laws, Rules and Regulations. All references in this Agreement to laws, statutes, rules, regulations, ordinances and other promulgations of governmental authorities shall refer to those in effect as of the date of this Agreement or corresponding provisions of such promulgations.

17.19 Remedies. All rights and remedies set forth in this Agreement are intended to be cumulative and not exclusive.

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THIS AGREEMENT is executed effective as of the day and year first above written.

MEMBERS:

Nautilus Technical Group, LLC

By:	/s/ Roland E. Blauer
Name:	Roland E. Blauer
Title:	Manager

White Bear, LLC

By:	/s/ Nikolay V. Bogachev
Name:	Nikolay V. Bogachev
Title:	Owner

Eastern Rider, LLC

By:	/s/ J. Thomas Wilson
Name:	J. Thomas Wilson
Title:	member - manager

YEP I, SICAV-FIS

By:	/s/ P. Hansen

Name:	P. Hansen

Title:	Director

By:	/s/ P. Kaufmann

Name:	P. Kauffman

Title:	Director